Filed Pursuant to Rule 433

Registration Nos. 333-199736

333-199736-01

SHELL INTERNATIONAL FINANCE B.V.

2.125% Guaranteed Notes due 2020

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 6, 2015

US$2,000,000,000 2.125% Guaranteed Notes due 2020:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.125% Guaranteed Notes due 2020 (the “2020 Notes”)

Total principal amount being issued:	US$2,000,000,000

Guarantor Credit Ratings*:	Aa1/Negative by Moody’s Investors Service, Inc. AA/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2020 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 11, 2015

Guarantee:	Payment of the principal of and interest on the 2020 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 11, 2020

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.125% per annum

Date interest starts accruing:	May 11, 2015

Interest payment dates:	May 11 and November 11 of each year, subject to the Day Count Convention.

First interest payment date:	November 11, 2015

Benchmark Treasury:	1.375% due April 30, 2020

Benchmark Treasury yield:	1.570%

Spread to Benchmark Treasury:	60 bps

Yield to maturity:	2.170%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2020 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 26 and October 26 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2020 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2020 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2020 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2020 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2020 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 6, 2015, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2020 Notes issued pursuant to the prospectus supplement. These additional 2020 Notes will be deemed part of the same series as the 2020 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2020 Notes the right to vote together with holders of the 2020 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.788%; Total: $1,995,760,000

Proceeds, before expenses, to Issuer:	Per Note: 99.668%; Total: $1,993,360,000

Underwriters:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 BG6

ISIN:	US822582BG61

SHELL INTERNATIONAL FINANCE B.V.

3.250% Guaranteed Notes due 2025

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 6, 2015

US$2,750,000,000 3.250% Guaranteed Notes due 2025:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.250% Guaranteed Notes due 2025 (the “2025 Notes”)

Total principal amount being issued:	US$2,750,000,000

Guarantor Credit Ratings*:	Aa1/Negative by Moody’s Investors Service, Inc. AA/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2025 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 11, 2015

Guarantee:	Payment of the principal of and interest on the 2025 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 11, 2025

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.250% per annum

Date interest starts accruing:	May 11, 2015

Interest payment dates:	May 11 and November 11 of each year, subject to the Day Count Convention.

First interest payment date:	November 11, 2015

Benchmark Treasury:	2.000% due February 15, 2025

Benchmark Treasury yield:	2.236%

Spread to Benchmark Treasury:	105 bps

Yield to maturity:	3.286%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2025 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 26 and October 26 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2025 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2025 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2025 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2025 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2025 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 6, 2015, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2025 Notes issued pursuant to the prospectus supplement. These additional 2025 Notes will be deemed part of the same series as the 2025 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2025 Notes the right to vote together with holders of the 2025 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.695%; Total: $2,741,612,500

Proceeds, before expenses, to Issuer:	Per Note: 99.495%; Total: $2,736,112,500

Underwriters:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 BD3

ISIN:	US822582BD31

SHELL INTERNATIONAL FINANCE B.V.

4.125% Guaranteed Notes due 2035

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 6, 2015

US$1,500,000,000 4.125% Guaranteed Notes due 2035:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	4.125% Guaranteed Notes due 2035(the “2035 Notes”)

Total principal amount being issued:	US$1,500,000,000

Guarantor Credit Ratings*:	Aa1/Negative by Moody’s Investors Service, Inc. AA/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2035 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 11, 2015

Guarantee:	Payment of the principal of and interest on the 2035 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 11, 2035

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	4.125% per annum

Date interest starts accruing:	May 11, 2015

Interest payment dates:	May 11 and November 11 of each year, subject to the Day Count Convention.

First interest payment date:	November 11, 2015

Benchmark Treasury:	3.000% due November 15, 2044

Benchmark Treasury yield:	2.987%

Spread to Benchmark Treasury:	120 bps

Yield to maturity:	4.187%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2035 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 26 and October 26 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2035 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2035 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each
Indenture — Optional Tax Redemption” on page 22 in the base prospectus,
SHELL INTERNATIONAL FINANCE B.V. may call the 2035 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2035 Notes will be redeemable as a whole or in part, at the option of SHELL
INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the
2035 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months)
at the Treasury Rate plus 20 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2035 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 6, 2015, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2035 Notes issued pursuant to the prospectus supplement. These additional 2035 Notes will be deemed part of the same series as the 2035 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2035 Notes the right to vote together with holders of the 2035 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.166%; Total: $1,487,490,000

Proceeds, before expenses, to Issuer:	Per Note: 98.846%; Total: $1,482,690,000

Underwriters:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 BE1

ISIN:	US822582BE14

SHELL INTERNATIONAL FINANCE B.V.

4.375% Guaranteed Notes due 2045

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 6, 2015

US$3,000,000,000 4.375% Guaranteed Notes due 2045:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	4.375% Guaranteed Notes due 2045 (the “2045 Notes”)

Total principal amount being issued:	US$3,000,000,000

Guarantor Credit Ratings*:	Aa1/Negative by Moody’s Investors Service, Inc. AA/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2045 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 11, 2015

Guarantee:	Payment of the principal of and interest on the 2045 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 11, 2045

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	4.375% per annum

Date interest starts accruing:	May 11, 2015

Interest payment dates:	May 11 and November 11 of each year, subject to the Day Count Convention.

First interest payment date:	November 11, 2015

Benchmark Treasury:	3.000% due November 15, 2044

Benchmark Treasury yield:	2.987%

Spread to Benchmark Treasury:	140 bps

Yield to maturity:	4.387%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2045 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 26 and October 26 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2045 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2045 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2045 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2045 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2045 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2045 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 6, 2015, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2045 Notes issued pursuant to the prospectus supplement. These additional 2045 Notes will be deemed part of the same series as the 2045 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2045 Notes the right to vote together with holders of the 2045 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.801%; Total: $2,994,030,000

Proceeds, before expenses, to Issuer:	Per Note: 99.351%; Total: $2,980,530,000

Underwriters:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 BF8

ISIN:	US822582BF88

SHELL INTERNATIONAL FINANCE B.V.

Floating Rate Guaranteed Notes due 2020

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated May 6, 2015

US$750,000,000 Floating Rate Guaranteed Notes due 2020

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	Floating Rate Guaranteed Notes due 2020 (the “2020 Floating Rate Notes”)

Total principal amount being issued:	US$750,000,000

Guarantor Credit Ratings*:	Aa1/Negative by Moody’s Investors Service, Inc. AA/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2020 Floating Rate Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	May 11, 2015

Guarantee:	Payment of the principal of and interest on the 2020 Floating Rate Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	May 11, 2020

Day count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on May 7, 2015, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date interest starts accruing:	May 11, 2015

Interest Payment Dates:	February 11, May 11, August 11 and November 11 of each year, subject to the Day Count Convention.

First interest payment date:	August 11, 2015

Spread:	45 bps

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on May 11, 2015, and will end on, but not include, the first Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2020 Floating Rate Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The fifteenth calendar day preceding the relevant Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2020 Floating Rate Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2020 Floating Rate Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2020 Floating Rate Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	There is no optional make-whole redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2020 Floating Rate Notes in one or more transactions subsequent to the date of the related prospectus supplement dated May 6, 2015, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2020 Floating Rate Notes issued pursuant to the prospectus supplement. These additional 2020 Floating Rate Notes will be deemed part of the same series as the 2020 Floating Rate Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2020 Floating Rate Notes the right to vote together with holders of the 2020 Floating Rate Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 100.000%; Total: $750,000,000

Proceeds, before expenses, to Issuer:	Per Note: 99.880%; Total: $749,100,000

Underwriters:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 BH4

ISIN:	US822582BH45

Calculation Agent:	Deutsche Bank Trust Company Americas

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the 2020 Floating Rate Notes shall be conclusive and binding on the holders of 2020 Floating Rate Notes, ROYAL DUTCH SHELL PLC, SHELL INTERNATIONAL FINANCE B.V. and the trustee, absent manifest error.

* * * * * * * *

*Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2020 Notes, the 2025 Notes, the 2035 Notes, the 2045 Notes and the 2020 Floating Rate Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer estimates that the expenses in connection with the offering of the 2020 Notes, the 2025 Notes, the 2035 Notes, the 2045 Notes and the 2020 Floating Rate Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$1,162,000
Printing	14,500
Legal Fees and Expenses	99,500
Accounting Fees and Expenses	53,700
NYSE Listing Fees	90,000
Trustee’s Fees and Expenses	7,850

Total	$1,427,550

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-800-603-5847 or emailing barclaysprospectus@broadridge.com, or by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or emailing tmg.americas@us.hsbc.com, or by calling Morgan Stanley & Co. LLC toll-free at

1-888-718-1649.